Advantage Solutions Reports 2024 Second Quarter Results and Reaffirms its Full-Year Outlook

Management expects 2024 revenues and Adjusted EBITDA to grow low single digits on a continuing operations basis.

Actions to simplify the business are substantially complete, marking an important milestone in the Company's strategic transformation.

Divestiture of non-core assets in 2024 generated proceeds of ~$280 million available to opportunistically reduce debt.

ST. LOUIS, August 7, 2024 – Advantage Solutions Inc. (NASDAQ: ADV) (“Advantage,” “Advantage Solutions,” the “Company,” “we,” or “our”), a leading business solutions provider to consumer goods manufacturers and retailers, today reported financial results for the three and six months ended June 30, 2024. Unless otherwise noted, results presented in this release are on a continuing operations basis. Revenues for the three months ended June 30, 2024 were $873 million, compared with $964 million a year ago. Net loss from continuing operations was $113 million, compared to a net loss of $13 million for the second quarter of 2023.

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Revenues increased by 1% when excluding the impact of $101 million related to the deconsolidation of its European joint venture.
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Adjusted EBITDA was $90 million, in line with the prior year, and margins were 10.3%.
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Management remains focused on disciplined capital allocation with debt and share repurchases of $27 million and $9 million, respectively, in the second quarter.

“I want to thank our teammates for their hard work and focus in delivering improved underlying second quarter performance in a dynamic market environment,” said Advantage Solutions CEO Dave Peacock. “Importantly, we made meaningful progress on our strategic transformation by substantially completing the divestitures of non-core assets to simplify our business and pay down debt."

"As we look to the second half of the year, we remain committed to enhancing our core capabilities through investments in technology and third-party collaborations to offer clients unmatched interconnected service offerings. We are excited about our progress and pleased to reaffirm our full-year guidance to deliver growth during a year of significant investment.”

Second Quarter 2024 Highlights

Revenues

	Three Months Ended June 30,		Change
(amounts in thousands)	2024	2023	$	%
Branded Services	$322,340	$447,265	$(124,925)	(27.9)%
Experiential Services	319,508	285,174	34,334	12.0%
Retailer Services	231,509	231,319	190	0.1%
Total revenues	$873,357	$963,758	$(90,401)	(9.4)%

Adjusted EBITDA from Continuing Operations

	Three Months Ended June 30,		Change
(amounts in thousands)	2024	2023	$	%
Branded Services	$42,856	$51,787	$(8,931)	(17.2)%
Experiential Services	22,611	16,202	6,409	39.6%
Retailer Services	24,431	21,865	2,566	11.7%
Total Adjusted EBITDA from Continuing Operations	$89,898	$89,854	$44	0.0%

Revenues declined 9% to $873 million and increased by approximately 1% when excluding the impact of $101 million related to the deconsolidation of the European joint venture in 4Q'23. Pass-through costs were approximately $123 million and $120 million in 2Q’24 and 2Q’23, respectively.

Branded Services' revenue decline was due primarily to the deconsolidation. Pass-through costs in 2Q’24 and 2Q’23 were $38 million and $45 million, respectively. Excluding these items, revenues declined by approximately 6%. Revenues were adversely impacted by the planned client exits and continued soft market conditions affecting brokerage and omni-commerce marketing services for consumer product companies.

Revenue growth for Experiential Services was driven by increased events per day and price realization. Excluding pass-through costs of approximately $85 million and $75 million in 2Q’24 and 2Q’23, respectively, the year-over-year revenue growth was approximately 12%.

Retailer Services revenues were relatively unchanged year-over-year due to softer market conditions in the traditional grocery channel, which offset the benefits from the timing of the Easter Holiday, increased activities associated with agency-related services, and price realization.

The operating loss of $91 million was due to a non-cash goodwill impairment of approximately $100 million related to the Jun Group divestiture and an increase in costs associated with transformation activities to enhance its service offerings and reorganize the Company, in particular Branded Services.

Adjusted EBITDA from Continuing Operations was $90 million, which was in line with the prior year, and benefited from higher events per day in Experiential Services and more efficient deployment of labor and cost discipline in Retailer Services. These favorable results helped to offset the adverse effects of high wage inflation that were not fully covered by price realization, soft market conditions, investment to implement the Company's transformation strategy and planned client exits affecting Branded Services.

The reported net loss attributable to stockholders was $101 million compared to a net loss of $9 million in the prior year, largely driven by the non-cash impairment of goodwill.

First Half 2024 Highlights

Revenues

	Six Months Ended June 30,		Change
(amounts in thousands)	2024	2023	$	%
Branded Services	$651,394	$875,962	$(224,568)	(25.6)%
Experiential Services	626,859	542,341	84,518	15.6%
Retailer Services	456,516	470,168	(13,652)	(2.9)%
Total revenues	$1,734,769	$1,888,471	$(153,702)	(8.1)%

Adjusted EBITDA from Continuing Operations

	Six Months Ended June 30,		Change
(amounts in thousands)	2024	2023	$	%
Branded Services	$77,191	$103,588	$(26,397)	(25.5)%
Experiential Services	39,304	23,208	16,096	69.4%
Retailer Services	44,044	45,310	(1,266)	(2.8)%
Total Adjusted EBITDA from Continuing Operations	$160,539	$172,106	$(11,567)	(6.7)%

Revenues declined 8% to $1,735 million and increased by approximately 2%, excluding $194 million related to the deconsolidation. Pass-through costs were $255 million and $229 million in 1H’24 and 1H’23, respectively.

The operating loss was $121 million due to the non-cash goodwill impairment of approximately $100 million for the Jun Group divestiture and an increase in Company reorganization costs related to the strategic business transformation in both quarters.

Adjusted EBITDA from Continuing Operations was $161 million, led by a better-than-expected performance by Experiential Services and Retailer Services. This helped to offset the adverse effects of high wage inflation that were not fully covered by price realization, soft market conditions, investments and planned client exits affecting Branded Services.

The reported net loss attributable to stockholders was $106 million compared to a net loss of $56 million in the prior year, which included the gain in discontinued operations related to the sale of businesses and non-cash impairment noted above.

Capital Structure and Balance Sheet Highlights

The Company closed the Jun Group sale to Verve Group SE on July 31, 2024, and received approximately $130 million in cash. Two additional installments are expected to be paid 12 and 18 months after closing, bringing the total gross proceeds to approximately $185 million. Management plans to use most of the approximately $280 million in divestiture proceeds generated in 2024 to pay down debt and reinvest in the business. The Company expects to reduce its net leverage ratio to less than 3.5 times over the long term.

In the second quarter, the Company voluntarily repurchased $27 million of its senior secured notes at attractive discounts. As of June 30, 2024, the net debt ratio was approximately 4.1x Adjusted EBITDA from Continuing and Discontinued Operations. Approximately 90% of the debt outstanding is hedged or at a fixed interest rate.

Under its stock repurchase program, the Company repurchased approximately 8 million of its outstanding shares from the start of the year through July 31, 2024. These purchases are consistent with Advantage’s capital allocation philosophy to maximize returns for equity holders, which includes deleveraging its balance sheet and investing behind core business offerings to fuel future growth.

Capital expenditures were approximately $15 million in the second quarter, primarily supporting investments to modernize, transform and further differentiate Advantage Solutions for future growth. Adjusted Unlevered Free Cash Flow was $129 million, or approximately 132% of Adjusted EBITDA from Continuing and Discontinued Operations.

Fiscal Year 2024 Outlook

With the divestitures substantially complete, management expects revenues and Adjusted EBITDA from Continuing Operations to grow low single digits. Management conducted a periodic review of the IT transformation plan to improve operating efficiencies and potential benefits from divestitures and partnerships. As a result, the three-year IT transformation capital expenditures are now expected to be $140 million to $150 million, down from the initial range of $160 million to $170 million. For 2024, capital expenditures are expected to be in the range of $65 million to $80 million versus the original estimate of $90 million to $110 million. The strategic objectives remain the same, and the plan includes a tapering in capital expenditures in 2025 and a return to historical capital spending levels in 2026.

The efficient conversion of earnings into cash is a priority for the Company, and the expectation for 2024 is for Adjusted Unlevered Free Cash Flow conversion to be at the high end of the 55% to 65% range, based on Adjusted EBITDA from Continuing and Discontinued Operations. Because of the investments, changes to the organization to transform the business, and cash needs of the business, management expects minimal excess cash in 2024. However, cash proceeds from the divestitures provide sufficient liquidity to continue paying down debt. Additional guidance metrics can be found in the Company’s supplemental earnings presentation.

Conference Call Details

Advantage will host a conference call at 8:30 am EDT on August 7, 2024, to discuss its second quarter 2024 financial performance and business outlook. To participate, please dial 800-267-6316 within the United States or +1-203-518-9783 outside the United States approximately 10 minutes before the call's scheduled start. The conference call code is ADVQ2. The conference call will also be accessible live via audio broadcast on the Investor Relations section of the Advantage website at ir.advantagesolutions.net.

A conference call replay will be available online on the investor section of the Advantage website. In addition, an audio replay of the call will be available for one week following the call. It can be accessed by dialing 844-512-2921 within the United States or +1-412-317-6671 outside the United States. The replay ID is 11156139.

About Advantage Solutions

Advantage Solutions is a leading provider of outsourced sales, experiential and marketing solutions uniquely positioned at the intersection of brands and retailers. Our data- and technology-driven services — which include headquarter sales, retail merchandising, in-store and online sampling, digital commerce, omni-channel marketing, retail media and others — help brands and retailers of all sizes get products into the hands of consumers, wherever they shop. As a trusted partner and problem solver, we help our clients sell more while spending less. Advantage has offices throughout North America and strategic investments in select markets throughout Africa, Asia, Australia, Latin America and Europe through which the Company serves the global needs of multinational, regional and local manufacturers. For more information, please visit advantagesolutions.net.

Included with this press release are the Company’s consolidated and condensed financial statements as of and for the three months ended June 30, 2024. These financial statements should be read in conjunction with the information contained in the Company’s Quarterly Report on Form 10-Q, to be filed with the Securities and Exchange Commission (the "SEC") on or about August 9, 2024.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected future performance of Advantage's business and projected financial results. Forward-looking statements generally relate to future events or Advantage’s future financial or operating performance. These forward-looking statements generally are identified by the words “may”, “should”, “expect”, “intend”, “will”, “would”, “could”, “estimate”, “anticipate”, “believe”, “predict”, “confident”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Advantage and its management at the time of such statements, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, market-driven wage changes or changes to labor laws or wage or job classification regulations, including minimum wage; the COVID-19 pandemic and other future potential pandemics or health epidemics; Advantage’s ability to continue to generate significant operating cash flow; client procurement strategies and consolidation of Advantage’s clients’ industries creating pressure on the nature and pricing of its services; consumer goods manufacturers and retailers reviewing and changing their sales, retail, marketing and technology programs and relationships; Advantage’s ability to successfully develop and maintain relevant omni-channel services for our clients in an evolving industry and to otherwise adapt to significant technological change; Advantage’s ability to maintain proper and effective internal control over financial reporting in the future; potential and actual harms to Advantage’s business arising from the Take 5 Matter; Advantage’s substantial indebtedness and our ability to refinance at favorable rates; and other risks and uncertainties set forth in the section titled “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the SEC on March 1, 2024, and in its other filings made from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Advantage assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures and Related Information

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA from Continuing Operations, Adjusted EBITDA from Discontinued Operations, Adjusted EBITDA by Segment, Adjusted Unlevered Free Cash Flow and Net Debt. These are not measures of financial performance calculated in accordance with GAAP and may exclude items that are significant in understanding and assessing Advantage’s financial results. Therefore, the measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Advantage’s presentation of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of historical non-GAAP measures to their most directly comparable GAAP counterparts are included below.

Advantage believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to Advantage’s financial condition and results of operations. Advantage believes that the use of Adjusted EBITDA from Continuing Operations, Adjusted EBITDA from Discontinued Operations, Adjusted EBITDA by Segment, Adjusted Unlevered Free Cash Flow, and Net Debt provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Advantage’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Additionally, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Advantage’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA from Continuing Operations and Adjusted EBITDA from Discontinued Operations means net (loss) income before (i) interest expense (net), (ii) provision for (benefit from) income taxes, (iii) depreciation, (iv) amortization of intangible assets, (v) impairment of goodwill, (vi) changes in fair value of warrant liability, (vii) stock-based compensation expense, (viii) equity-based compensation of Karman Topco L.P., (ix) fair value adjustments of contingent consideration related to acquisitions, (x) acquisition and divestiture related expenses, (xi) (gain) loss on divestitures, (xii) reorganization expenses, (xiii) litigation expenses (recovery), (xiv) costs associated with COVID-19, net of benefits received, (xv) costs associated with (recovery from) the Take 5 Matter, (xvi) EBITDA for economic interests in investments and (xvii) other adjustments that management believes are helpful in evaluating our operating performance.

Adjusted EBITDA by Segment means, with respect to each segment, operating income (loss) before (i) depreciation, (ii) amortization of intangible assets, (iii) loss (gain) on divestitures, (iv) equity-based compensation of Karman Topco L.P., (v) stock-based compensation expense, (vi) fair value adjustments of contingent consideration related to acquisitions, (vii) acquisition and divestiture related expenses, (viii) costs associated with COVID-19, net of benefits received, (ix) EBITDA for economic interests in investments, (x) reorganization expenses, (xi) litigation expenses (recovery), (xii) costs associated with (recovery from) the Take 5 Matter and (xiii) other adjustments that management believes are helpful in evaluating our operating performance, in each case, attributable to such segment.

Adjusted Unlevered Free Cash Flow represents net cash provided by (used in) operating activities from continuing and discontinued operations less purchase of property and equipment as disclosed in the Statements of Cash Flows further adjusted by (i) cash payments for interest; (ii) cash paid for income taxes; (iii) cash received from interest rate derivatives (iv) cash paid for acquisition and divestiture related expenses; (v) cash paid for contingent earnout payments included in operating cash flow (vi) cash paid for reorganization expenses; (vii) cash paid for costs associated with COVID-19, net of benefits received; (viii) net effect of foreign currency fluctuations on cash; (ix) cash paid for costs associated with the Take 5 Matter; and (x) other adjustments that management believes are helpful in evaluating our operating performance. Adjusted Unlevered Free Cash Flow as a percentage of Adjusted EBITDA means Adjusted Unlevered Free Cash Flow divided by Adjusted EBITDA from Continuing Operations and Adjusted EBITDA from Discontinued Operations.

Net Debt represents the sum of the current portion of long-term debt and long-term debt, less cash and cash equivalents and debt issuance costs. With respect to Net Debt, cash and cash equivalents are subtracted from the GAAP measure, total debt, because they could be used to reduce the debt obligations. We present Net Debt because we believe this non-GAAP measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and to evaluate changes to the Company's capital structure and credit quality assessment.

Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

This press release also includes certain estimates and projections of Adjusted EBITDA from Continuing Operations, including with respect to expected fiscal 2024 results. Due to the high variability and difficulty in making accurate estimates and projections of some of the information excluded from Adjusted EBITDA from Continuing Operations, together with some of the excluded information not being ascertainable or accessible, Advantage is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated or projected comparable GAAP measures is included and no reconciliation of such forward-looking non-GAAP financial measures is included.

Advantage Solutions Inc.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2024	2023	2024	2023

Revenues	$873,357	$963,758	$1,734,769	$1,888,471
Cost of revenues (exclusive of depreciation and amortization shown separately below)	751,337	847,549	1,503,181	1,660,295
Selling, general, and administrative expenses	62,858	48,481	151,939	103,881
Impairment of goodwill	99,670	—	99,670	—
Depreciation and amortization	51,317	52,477	101,065	105,021
(Income) loss from unconsolidated investments	(566)	—	123	—
Total operating expenses	964,616	948,507	1,855,978	1,869,197
Operating (loss) income from continuing operations	(91,259)	15,251	(121,209)	19,274
Other (income) expenses:
Change in fair value of warrant liability	(686)	73	(399)	—
Interest expense, net	39,754	30,446	75,515	77,608
Total other expenses	39,068	30,519	75,116	77,608
Loss from continuing operations before income taxes	(130,327)	(15,268)	(196,325)	(58,334)
Benefit from income taxes for continuing operations	(17,311)	(2,244)	(33,176)	(9,416)
Net loss from continuing operations	(113,016)	(13,024)	(163,149)	(48,918)
Net income (loss) from discontinued operations, net of tax	12,181	5,178	59,199	(6,606)
Net loss	(100,835)	(7,846)	(103,950)	(55,524)
Less: net income from continuing operations attributable to noncontrolling interest	—	909	—	909
Less: net income (loss) from discontinued operations attributable to noncontrolling interest	—	7	2,192	(84)
Net loss attributable to stockholders of Advantage Solutions Inc.	$(100,835)	$(8,762)	$(106,142)	$(56,349)

Net loss per common share:
Basic loss per common share from continuing operations	$(0.35)	$(0.04)	$(0.51)	$(0.15)
Basic earnings (loss) per common share from discontinued operations	$0.04	$0.02	$0.18	$(0.02)
Basic loss per common share attributable to stockholders of Advantage Solutions Inc.	$(0.31)	$(0.03)	$(0.33)	$(0.17)

Diluted net loss per share:
Diluted loss per common share from continuing operations	$(0.35)	$(0.04)	$(0.51)	$(0.15)
Diluted earnings (loss) per common share from discontinued operations	$0.04	$0.02	$0.18	$(0.02)
Diluted loss per common share attributable to stockholders of Advantage Solutions Inc.	$(0.31)	$(0.03)	$(0.33)	$(0.17)

Weighted-average number of common shares:
Basic	322,791,242	324,178,691	322,124,698	322,665,312
Diluted	322,791,242	324,178,691	322,124,698	322,665,312

Comprehensive (Loss) Income:
Net loss attributable to stockholders of Advantage Solutions Inc.	$(100,835)	$(8,762)	$(106,142)	$(56,349)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	(2,340)	3,722	(5,057)	5,246
Total comprehensive loss attributable to stockholders of Advantage Solutions Inc.	$(103,175)	$(5,040)	$(111,199)	$(51,103)

Advantage Solutions Inc.

Consolidated Balance Sheet

(Unaudited)

	June 30,	December 31,
(in thousands, except share data)	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$153,988	$120,839
Restricted cash	15,382	16,363
Accounts receivable, net of allowance for expected credit losses from continuing operations of $16,054 and $29,294 respectively	647,397	659,499
Prepaid expenses and other current assets	106,957	115,921
Current assets of discontinued operations	152,892	99,412
Total current assets	1,076,616	1,012,034
Property and equipment, net	86,862	64,708
Goodwill	610,521	710,191
Other intangible assets, net	1,463,303	1,551,828
Investments in unconsolidated affiliates	220,088	210,829
Other assets	40,021	43,543
Other assets of discontinued operations	—	186,190
Total assets	$3,497,411	$3,779,323
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,275	$13,274
Accounts payable	204,903	172,894
Accrued compensation and benefits	138,890	161,447
Other accrued expenses	118,895	144,415
Deferred revenues	28,852	26,598
Current liabilities of discontinued operations	4,136	22,669
Total current liabilities	508,951	541,297
Long-term debt, net of current portion	1,769,196	1,848,118
Deferred income tax liabilities	174,179	204,136
Other long-term liabilities	71,351	74,555
Other liabilities of discontinued operations	—	7,140
Total liabilities	2,523,677	2,675,246
Commitments and contingencies (Note 9)
Common stock, $0.0001 par value, 3,290,000,000 shares authorized; 323,020,596 and 322,235,261 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	32	32
Additional paid in capital	3,452,358	3,449,261
Accumulated deficit	(2,420,792)	(2,314,650)
Loans to Karman Topco L.P.	(6,707)	(6,387)
Accumulated other comprehensive loss	(11,433)	(3,945)
Treasury stock, at cost; 8,875,170 and 3,600,075 shares as of June 30, 2024 and December 31, 2023, respectively	(39,724)	(18,949)
Total equity attributable to stockholders of Advantage Solutions Inc.	973,734	1,105,362
Noncontrolling interest	—	(1,285)
Total stockholders’ equity	973,734	1,104,077
Total liabilities, noncontrolling interest, and stockholders’ equity	$3,497,411	$3,779,323

Advantage Solutions Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(103,950)	$(55,524)
Net income (loss) from discontinued operations, net of tax	59,199	(6,606)
Net loss from continuing operations	(163,149)	(48,918)
Adjustments to reconcile net loss to net cash provided by operating activities
Noncash interest income	(5,427)	(9,500)
Deferred financing fees related to repricing of long-term debt	1,079	—
Amortization of deferred financing fees	3,470	4,238
Impairment of goodwill	99,670	—
Depreciation and amortization	101,065	105,021
Change in fair value of warrant liability	(399)	—
Fair value adjustments related to contingent consideration	1,678	8,969
Deferred income taxes	(29,546)	(33,403)
Equity-based compensation of Karman Topco L.P.	(480)	(3,487)
Stock-based compensation	16,082	20,417
Loss from unconsolidated investments	(123)	(3,002)
Distribution received from unconsolidated affiliates	3,289	1,611
Gain on repurchases of Senior Secured Notes and Term Loan Facility debt	(5,103)	(4,969)
Changes in operating assets and liabilities, net of effects from divestitures:
Accounts receivable, net	9,268	32,854
Prepaid expenses and other assets	26,233	63,109
Accounts payable	32,834	(35,944)
Accrued compensation and benefits	(21,602)	2,435
Deferred revenues	2,449	12,501
Other accrued expenses and other liabilities	(27,233)	(11,523)
Net cash provided by operating activities from continuing operations	44,055	100,409
Net cash provided by operating activities from discontinued operations	6,368	4,581
Net cash provided by operating activities	50,423	104,990
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment in unconsolidated affiliates	(10,932)	—
Purchase of property and equipment	(25,029)	(14,046)
Proceeds from divestitures, net of cash	146,828	12,763
Net cash provided by (used in) investing activities from continuing operations	110,867	(1,283)
Net cash used in investing activities from discontinued operations	(7,332)	(4,506)
Net cash provided by (used in) investing activities	103,535	(5,789)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under lines of credit	—	72,735
Payments on lines of credit	—	(71,278)
Principal payments on long-term debt	(6,637)	(6,741)
Repurchases of Senior Secured Notes and Term Loan Facility debt	(71,749)	(49,427)
Debt issuance costs	(971)	—
Proceeds from issuance of common stock	1,167	1,193
Payments for taxes related to net share settlement under 2020 Incentive Award Plan	(11,113)	(1,277)
Contingent consideration payments	(4,455)	(1,867)
Holdback payments	—	(656)
Redemption of noncontrolling interest	—	(154)
Purchase of treasury stock	(20,775)	—
Net cash used in financing activities from continuing operations	(114,533)	(57,472)
Net cash (used in) provided by financing activities from discontinued operations	(4,243)	397
Net cash used in financing activities	(118,776)	(57,075)
Net effect of foreign currency changes on cash from continuing operations	(2,579)	1,843
Net effect of foreign currency changes on cash from discontinued operations	(435)	(349)
Net effect of foreign currency changes on cash	(3,014)	1,494
Net change in cash, cash equivalents and restricted cash	32,168	43,620
Cash, cash equivalents and restricted cash, beginning of period	137,202	138,532
Cash, cash equivalents and restricted cash, end of period	169,370	182,152
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	2,824
Cash, cash equivalents and restricted cash, end of period	$169,370	$179,328
SUPPLEMENTAL CASH FLOW INFORMATION
(Gain) loss on divestitures from discontinued operations	$(70,195)	$17,655
Purchase of property and equipment recorded in accounts payable and accrued expenses	$10,660	$1,507

Advantage Solutions Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

Continuing Operations	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net loss from continuing operations	$(113,016)	$(13,024)	$(163,149)	$(48,918)
Add:
Interest expense, net	39,754	30,446	75,515	77,608
Benefit from income taxes	(17,311)	(2,244)	(33,176)	(9,416)
Depreciation and amortization	51,317	52,477	101,065	105,021
Impairment of goodwill	99,670	—	99,670	—
Change in fair value of warrant liability	(686)	73	(399)	—
Stock-based compensation expense(h)	7,528	10,012	16,082	20,417
Equity-based compensation of Karman Topco L.P.(a)	(872)	(1,218)	(480)	(3,487)
Fair value adjustments related to contingent consideration related to acquisitions(b)	900	4,648	1,678	8,969
Acquisition and divestiture related expenses(c)	(1,774)	395	(1,334)	2,732
Reorganization expenses(d)	20,291	5,794	55,343	16,932
Litigation (recovery) expenses(e)	(993)	4,350	(709)	4,350
Costs associated with COVID-19, net of benefits received(f)	—	2,317	—	3,334
Costs associated with the Take 5 Matter, net of (recoveries)(g)	456	(1,576)	696	(1,496)
EBITDA for economic interests in investments(i)	4,634	(2,596)	9,737	(3,940)
Adjusted EBITDA from Continuing Operations	$89,898	$89,854	$160,539	$172,106

Discontinued Operations	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net income (loss) from discontinued operations	$12,181	$5,178	$59,199	$(6,606)
Add:
Interest expense, net	16	14	48	43
Benefit from income taxes	(2,377)	1,828	11,860	1,304
Depreciation and amortization	1,883	4,261	4,491	8,821
Fair value adjustments related to contingent consideration related to acquisitions(b)	1,972	420	1,883	391
Acquisition and divestiture related expenses(c)	2,224	103	3,103	198
(Gain) loss on divestitures	(13,179)	1,158	(70,195)	17,655
Reorganization expenses(d)	5,211	43	7,285	53
Stock-based compensation expense(h)	102	1,214	(1,232)	2,019
EBITDA for economic interests in investments(i)	(95)	139	(385)	298
Adjusted EBITDA from Discontinued Operations	$7,938	$14,358	$16,057	$24,176

Branded Services Segment	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Operating (loss) income from continuing operations	$(107,280)	$8,920	$(129,398)	$12,206
Add:
Depreciation and amortization	32,327	35,609	64,314	71,181
Impairment of goodwill	99,670	—	99,670	—
Stock-based compensation expense(h)	2,797	4,318	6,723	7,620
Equity-based compensation of Karman Topco L.P(a)	24	(463)	522	(1,484)
Fair value adjustments related to contingent consideration related to acquisitions(b)	900	4,632	1,678	8,953
Acquisition and divestiture related expenses(c)	30	258	104	1,325
Reorganization expenses(d)	9,248	3,015	22,904	9,550
Litigation (recovery) expenses(e)	50	—	241	—
Costs associated with COVID-19, net of benefits received(f)	—	(361)	—	(332)
Costs associated with the Take 5 Matter, net of (recoveries)(g)	456	(1,576)	696	(1,496)
EBITDA for economic interests in investments (i)	4,634	(2,565)	9,737	(3,935)
Branded Services Segment Adjusted EBITDA	$42,856	$51,787	$77,191	$103,588

Experiential Services Segment	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Operating income from continuing operations	$6,453	$4,805	$2,811	$479
Add:
Depreciation and amortization	11,015	9,002	20,935	18,065
Stock-based compensation expense(h)	2,170	(646)	4,098	(1,082)
Equity-based compensation of Karman Topco L.P(a)	(458)	(358)	(502)	(905)
Fair value adjustments related to contingent consideration related to acquisitions(b)	—	7	—	7
Acquisition and divestiture related expenses(c)	(101)	48	5	422
Reorganization expenses(d)	3,472	1,304	11,724	3,270
Litigation (recovery) expenses(e)	60	—	233	—
Costs associated with COVID-19, net of benefits received(f)	—	2,040	—	2,952
Experiential Services Segment Adjusted EBITDA	$22,611	$16,202	$39,304	$23,208

Retailer Services Segment	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Operating income from continuing operations	$9,568	$1,526	$5,378	$6,589
Add:
Depreciation and amortization	7,975	7,866	15,816	15,775
Stock-based compensation expense(h)	2,561	6,340	5,261	13,879
Equity-based compensation of Karman Topco L.P(a)	(438)	(397)	(500)	(1,098)
Fair value adjustments related to contingent consideration related to acquisitions(b)	—	9	—	9
Acquisition and divestiture related expenses(c)	(1,703)	89	(1,443)	985
Reorganization expenses(d)	7,571	1,475	20,715	4,112
Litigation (recovery) expenses(e)	(1,103)	4,350	(1,183)	4,350
Costs associated with COVID-19, net of benefits received(f)	—	638	—	714
EBITDA for economic interests in investments(i)	—	(31)	—	(5)
Retailer Services Segment Adjusted EBITDA	$24,431	$21,865	$44,044	$45,310

Advantage Solutions Inc.

Adjusted Unlevered Free Cash Flow Reconciliation

(Unaudited)

(in thousands)	Three Months Ended June 30, 2024
Net cash (used in) provided by operating activities	$58,257
Less:
Purchase of property and equipment	(15,196)
Cash received from interest rate derivatives	(7,959)
Add:
Cash payments for interest	55,764
Cash payments for income taxes	6,430
Cash paid for acquisition and divestiture related expenses(j)	1,939
Cash paid for reorganization expenses(k)	22,093
Cash paid for contingent consideration included in operating activities(l)	7,327
Cash paid (received) for costs associated with (recovery from) the Take 5 Matter (n)	696
Net effect of foreign currency fluctuations on cash	(568)
Adjusted Unlevered Free Cash Flow	$128,783

Three Months Ended June 30, 2024
(amounts in thousands)
Numerator - Adjusted Unlevered Free Cash Flow	$128,783
Denominator - Adjusted EBITDA from Continuing and Discontinued Operations	$97,836
Adjusted Unlevered Free Cash Flow as a percentage of Adjusted EBITDA	131.6%

Advantage Solutions Inc.

Reconciliation of Total Debt to Net Debt

(Unaudited)

(amounts in thousands)	June 30, 2024
Current portion of long-term debt	$13,275
Long-term debt, net of current portion	1,769,196
Less: Debt issuance costs	25,573
Total Debt	$1,808,044
Less: Cash and cash equivalents	(153,988)
Total Net Debt	$1,654,056

LTM Adjusted EBITDA from Continuing and Discontinued Operations	$404,661
Net Debt / LTM Adjusted EBITDA ratio	4.1x

_______________________

(a)

Represents non-cash compensation expense related to performance stock units, restricted stock units, and stock options under the 2020 Advantage Solutions Incentive Award Plan and the Advantage Solutions 2020 Employee Stock Purchase Plan.

(b)

Represents expenses related to (i) equity-based compensation expense associated with grants of Common Series D Units of Topco made to one of the Advantage Sponsors, and (ii) equity-based compensation expense associated with the Common Series C Units of Topco.

(c)	Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions, for the applicable periods.
(d)

Represents fees and costs associated with activities related to our acquisitions, divestitures, and related reorganization activities, including professional fees, due diligence, and integration activities.

(e)	Represents fees and costs associated with various internal reorganization activities, including professional fees, lease exit costs, severance, and nonrecurring compensation costs.
(f)	Represents legal settlements, reserves, and expenses that are unusual or infrequent costs associated with our operating activities.
(g)

Represents (i) costs related to implementation of strategies for workplace safety in response to COVID-19, including employee-relief fund, additional sick pay for front-line associates, medical benefit payments for furloughed associates, and personal protective equipment; and (ii) benefits received from government grants for COVID-19 relief.

(h)

Represents cash receipts from an insurance policy for claims related to the Take 5 Matter and costs associated with investigation and remediation activities related to the Take 5 Matter, primarily, professional fees and other related costs.

(i)

Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements.

(j)

Represents cash paid for fees and costs associated with activities related to our acquisitions, divestitures and reorganization activities including professional fees, due diligence, and integration activities.

(k)	Represents cash paid for fees and costs associated with various reorganization activities, including professional fees, lease exit costs, severance, and nonrecurring compensation costs.
(l)	Represents cash paid included in operating cash flow for our contingent consideration liabilities related to our acquisitions.
(m)

Represents cash paid or (cash received) for (a) costs related to implementation of strategies for workplace safety in response to COVID-19, including additional sick pay for front-line associates and personal protective equipment; and (b) benefits received from government grants for COVID-19 relief.

(n)	Represents cash paid for costs associated with the Take 5 Matter, primarily, professional fees and other related costs.

Investor Contacts:

Ruben Mella

ruben.mella@advantagesolutions.net

Media Contacts:

Peter Frost

peter.frost@advantagesolutions.net